EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Verity Investor and Media Contacts:

Steven R. Springsteel

Verity, Inc.

408-541-1500

ssprings@verity.com

Derek van Bronkhorst

Verity, Inc.

408-542-2217

derekvb@verity.com

Verity Reports First Quarter Results

Financial Results In Line With Company Guidance;

Revenues Up 21 Percent Over Prior Year

Financial Highlights:

•	Revenues and earnings within range provided at last quarter’s earnings conference call
•	Revenues for the quarter of $26.6 million, up 21% over prior year
•	GAAP net income for the quarter of $1.8 million, up 32% over prior year
•	GAAP EPS for the quarter of $0.05 per share
•	Pro forma EPS for the quarter of $0.06 per share
•	Continued balance sheet strength with $247 million in cash and investments and no capitalized software cost
•	DSO’s of 65 days
•	Repurchases approximately 527,000 shares of Verity common stock

Strategic Highlights:

•	Launches Ultraseek 5.1, first significant release under Verity banner
•	KM World names Ultraseek 5.1 a “Trend-setting Product of 2003”
•	Ships K2 Enterprise version 5.0, specially aimed at large-scale enterprises
•	Introduces sophisticated Arab language search/translation/analysis capability for K2 Enterprise
•	Reached settlement with BroadVision during the quarter
•	Strengthens executive ranks with appointment of new VP of Channel Sales
•	Signs significant deals with Accenture, Centers for Disease Control, Central Intelligence Agency, Computer Sciences Corporation, Federal Bureau of Investigation, Hewlett-Packard, International Monetary Fund, KPMG, News Ltd., Pfizer, Wellpoint Health Networks, Yahoo! Broadcast and others
•	Continues leadership in the OEM market segment with new or extended agreements with Daticon, Hewlett-Packard, Iron Mountain, Nando Media, PeopleSoft, Thomson Delphion, Xerox and others

SUNNYVALE, Calif. – September 10, 2003—Verity, Inc. (NASDAQ: VRTY), a leading provider of enterprise software that helps organizations maximize the return on their intellectual capital investment, today reported financial results for its first quarter of fiscal 2004 ended August 31, 2003. Verity’s revenues for its first quarter were $26.6 million, representing a 21% increase from revenues of $22.0 million for the same period last year. Software product revenues for the first quarter, which represented 53% of total revenues, were $14.2 million, a 15% increase from the same period last year. On a Generally Accepted Accounting Principles (“GAAP”) basis, net income for the first quarter was $1.8 million, or $0.05 per fully diluted share, a 32% increase, compared to net income of $1.4 million, or $0.04 per fully diluted share in the first quarter of fiscal 2003.

Verity also reports pro forma net income and income from operations, which exclude the effects of amortization of acquired intangible assets. Pro forma net income for the first quarter was $2.2 million, or $0.06 per fully diluted share. The reconciliation of pro forma adjustments to GAAP is set forth in the tables at the end of this press release. There were no pro forma effects for the first quarter of fiscal 2003.

Although GAAP disclosure provides investors and management with an overall view of Verity’s financial performance, Verity believes that it is important for investors to also understand the performance of Verity’s core ongoing operational business. Consequently, the pro forma results exclude charges not reflective of Verity’s core ongoing operational business, namely, amortization of acquired intangible assets as set forth in the tables at the end of this press release. Management uses the pro forma results to assess the financial performance of Verity’s core business.

At the end of the first quarter, Verity had $247 million in cash and investments, which translates to greater than $6.50 per share on a basic share basis. DSO’s for the quarter were 65 days, which improved slightly over the 70 days of last quarter.

During the quarter, Verity repurchased approximately 527,000 shares of its common stock for approximately $7 million at an average price of $13.28 per share. This is the first quarter of the $50 million stock buyback program that initiated during fiscal 2004.

During the quarter, we reached a confidential settlement with BroadVision relative to our outstanding litigation. The detailed terms and conditions of this settlement are confidential and cannot be disclosed without the consent of each party. The settlement involves a payment to Verity from BroadVision of past royalties, a partial payment of our legal expenses and the execution of a license agreement. The payment of past royalties was recognized as revenue in the current quarter and was less than 10% of revenues for the first quarter.

“In what has historically been a difficult quarter for Verity due to seasonality of our business, our team delivered solid revenue growth over the first quarter of our last fiscal year,” said Anthony J. Bettencourt, Verity’s president and chief executive officer. “While the economy in general — and Information Technology spending in particular — show few signs of recovery, customers are investing in Verity solutions, since we can show them a clear return on their investment. This quarter’s performance positions us for continued growth in revenue for the remainder of the year, and we are closely monitoring expenses to ensure that we are able to continue to deliver solid earnings results as well.”

Customer Activity

During the period, Verity realized sales from a range of world-class companies in the defense, financial services, government, healthcare, high technology, manufacturing, professional services, publishing and media, and telecommunications industries. First quarter wins include Accenture, Centers for Disease Control, Central Intelligence Agency, Computer Sciences Corporation, Federal Bureau of Investigation, Hewlett-Packard, International Monetary Fund, KPMG, News Ltd., Pfizer, Wellpoint Health Networks, Yahoo! Broadcast and others.

The company extended its position in the OEM market for enterprise search, categorization and personalization software technology by way of new or extended agreements with Daticon,

Hewlett-Packard, Iron Mountain, Nando Media, PeopleSoft, Thomson Delphion, Xerox and others.

Business Outlook

Verity is projecting revenue for its second quarter of fiscal 2004 to be in the range of $27 million to $29 million, with GAAP earnings in the range of $0.06 to $0.08 per share and pro forma earnings in the range of $0.08 to $0.10 per share. Second quarter of fiscal 2004 pro forma projections exclude the effect of anticipated amortization of acquired intangible assets of $0.6 million, or approximately $0.01 per fully diluted share, and the effect of an anticipated restructuring charge of $0.6 million, or approximately $0.01 per fully diluted share. The restructuring charge relates to a restructuring action taken by Verity on September 9, 2003 to eliminate 40 positions within the company, or about a 10% reduction, to reduce operating expenses. The projected number of fully diluted shares for the second quarter is approximately 39.3 million shares.

Verity is projecting revenue for its fiscal 2004 year to be in the range of $111 million to $115 million, with GAAP earnings in the range of $0.28 to $0.33 per share and pro forma earnings in the range of $0.33 to $0.38 per share. Fiscal 2004 total year pro forma projections exclude the effect of anticipated amortization of acquired intangible assets of $2.6 million, or approximately $0.04 per fully diluted share and the effect of an anticipated restructuring charge of $0.6 million or approximately $0.01 per fully diluted share. The projected number of fully diluted shares for the year is approximately 40.0 million shares.

Operating Results Conference Call Scheduled

Investors are cordially invited to join a Conference Call on Wednesday, September 10, 2003 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) at which Gary J. Sbona, executive chairman, and Anthony J. Bettencourt, president and chief executive officer, and other key members of Verity’s management team will review the operating results from Verity’s first quarter that ended August 31, 2003 and its current business outlook.

DATE: Wednesday, September 10, 2003

TIME: 1:30 p.m. Pacific Time

DIAL-IN NUMBERS: United States & Canada: 1-877-888-3490 / International: 1-416-695-9757

WEB CAST LINK: http://www.vcall.com/ClientPage.asp?ID=84685

Investors desiring to participate in the call should dial in on the above referenced numbers five (5) minutes prior to the scheduled start time and ask for the Verity Quarterly Earnings Conference Call.

Alternatively, investors may access the web cast of Verity’s earnings call at the above listed web site.

A replay of the Earnings Call will be available through December 10, 2003 at http://www.verity.com/company/corporate/investor_relations/webcasts.html, or by dialing 1-866-518-1010 (United States & Canada) or 1-416-252-1143 (International) between the hours of 4:00 a.m.—8:00 p.m. PT.

About Verity

Headquartered in Sunnyvale, Calif., Verity provides software solutions that help organizations maximize the return on their intellectual capital investment by utilizing Verity’s industry-leading enterprise search, classification and personalization technologies. Verity software is used for sharing information within and between enterprises, for facilitating e-commerce sales, and for B2B activities on Web-based market exchanges. In addition, Verity technology serves as a core component of many leading e-business applications.

Verity products are used by more than 3,500 organizations in the private and public sectors. Customers include Adobe Systems, AT&T, Cap Gemini Ernst & Young, Cisco, CNET, Dow Jones, EDGAR Online, FairMarket, Financial Times, Hewlett-Packard, Home Depot, Lotus, SAP, Siemens, Stellent, Sybase, Time New Media and Timex.

Forward-Looking Statements

The statements in this press release regarding Verity being positioned for future growth in revenues and ability to deliver solid earnings results, as well as under the heading “Business Outlook,” are forward-looking statements. Actual financial results could differ materially as a result of many factors, including: these expectations and beliefs are based on assumptions that may not prove to be accurate, including the future demand for Verity’s products may not be as strong as Verity predicts; many of Verity’s product orders are large, and a delay in closing a large sale during any quarter could materially reduce Verity’s revenues for that period; transactions accounting for a disproportionate percentage of Verity’s quarterly revenues are frequently closed in the last few weeks or days of a quarter and, accordingly, even a slight delay in the closing of some of these transactions could materially reduce Verity’s revenues for that period; Verity incurs expenses based upon anticipated revenues and, consequently, if the revenues are less than anticipated, Verity will have lower gross margins and operating results; if competitors develop new products that compete favorably against Verity’s products, sales of Verity’s products will be less than projected; and a portion of Verity’s sales are in the international market, which exposes Verity to currency fluctuation and other risks. These and other risks relating to Verity and its business and products are set forth under the caption “Risk Factors” in Item 1 of Verity’s latest Form 10-K filed with the Securities and Exchange Commission.

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Verity and the Verity logo are registered trademarks or trademarks of Verity, Inc.

All other trademarks are the property of their respective owners.

World Wide Web site http://www.verity.com

VERITY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Quarter Ended August 31, 2003			Quarter Ended August 31, 2002
	(unaudited)			(unaudited)
	GAAP	adj	pro forma	GAAP	adj	pro forma
Revenues:
Software products	$14,177		$14,177	$12,306		$12,306
Service and other	12,426		12,426	9,704		9,704

Total revenues	26,603		26,603	22,010		22,010

Costs of revenues:
Software products	339		339	374		374
Service and other	3,388		3,388	2,570		2,570

Total costs of revenues	3,727		3,727	2,944		2,944

Gross profit	22,876		22,876	19,066		19,066

Operating expenses:
Research and development	5,461		5,461	5,943		5,943
Marketing and sales	12,134		12,134	10,204		10,204
General and administrative	2,887		2,887	2,595		2,595
Amortization of acquired intangible assets	645	(645)	—	—		—

Total operating expenses	21,127		20,482	18,742		18,742

Income from operations	1,749		2,394	324		324
Other income, net	1,185		1,185	1,904		1,904

Net income before income tax provision	2,934		3,579	2,228		2,228
Income tax provision	1,115	245	1,360	847		847

Net income	$1,819		$2,219	$1,381		$1,381

Net income per share—basic	$0.05		$0.06	$0.04		$0.04

Net income per share—diluted	$0.05		$0.06	$0.04		$0.04

Number of shares used in per share calculation—basic	37,504		37,504	35,548		35,548

Number of shares used in per share calculation—diluted	39,663		39,663	36,645		36,645

VERITY, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	August 31, 2003	May 31, 2003
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash and cash equivalents	$69,648	$85,672
Short-term investments	75,781	52,993
Trade accounts receivable, less allowance for doubtful accounts of $1,484 and $1,540	19,216	22,597
Deferred tax assets	3,916	3,916
Prepaid and other current assets	7,862	11,843

Total current assets	176,423	177,021
Property and equipment	4,926	5,168
Long-term investments	101,846	112,079
Deferred tax assets	18,176	18,176
Goodwill and other assets	26,559	27,215

Total assets	$327,930	$339,659

LIABILITIES
Current Liabilities:
Accounts payable	$4,382	$5,541
Accrued compensation	8,168	8,518
Other accrued liabilities	9,510	12,074
Deferred revenue	16,916	18,874

Total current liabilities	38,976	45,007
Long-term Liabilities:
Note payable for acquisition	—	3,021

Total Liabilities	38,976	48,028
STOCKHOLDERS’ EQUITY
Common stock	37	38
Additional paid-in capital	261,267	264,645
Other comprehensive income	2,057	3,174
Retained earnings	25,593	23,774

Total stockholders’ equity	288,954	291,631

Total liabilities and stockholders’ equity	$327,930	$339,659

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